                                                                   EXHIBIT 23(B)





The Board of Directors
First Bancorporation of Ohio





We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147 and 33-57076 on Forms S-8, and
Registration Statement No. 33-51401 on Form S-4, of First Bancorporation of Ohio of our report dated January 19, 1992, except as to Note 17 which is as of February 13, 1992, relating to the consolidated statements of income, shareholders' equity, and cash flows of First Bancorporation of Ohio and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1991 annual report on Form 10-K of First Bancorporation of Ohio.




/s/ KPMG Peat Marwick

Akron, Ohio
March 15, 1994